Exhibit 99.1

Press Release

July 24, 2023	Contact Information:

For Immediate Release	Dave Pauli
Vice President - Investor Relations
414.223.7770

Zurn Elkay Water Solutions Reports Second Quarter 2023 Financial Results
Investor call scheduled for Tuesday, July 25, 2023 at 8:30 a.m. Eastern Time
MILWAUKEE, WI (USA) - Zurn Elkay Water Solutions Corporation (NYSE:ZWS)

Second Quarter Highlights
•Net sales in the quarter increased 42% to $403 million compared with $284 million in last year’s June quarter (-5% core sales(1), +47% acquisitions).
•Net income from continuing operations was $33 million (diluted EPS from continuing operations of $0.19) compared with $36 million (diluted EPS from continuing operations of $0.28) in the year-ago quarter.
•Adjusted EPS(1) was $0.24 compared with $0.32 in the year-ago quarter.
•Adjusted EBITDA(1) was $87 million (21.6% of net sales) compared with $64 million (22.6% of net sales) in last year's second quarter.
•Net debt leverage(1) of 1.5x as of June 30, 2023.
•Deployed $50 million to repurchase 2.3 million shares of common stock in the quarter.

Todd A. Adams, Chairman and Chief Executive Officer, commented, “We are pleased with our second quarter results that came in ahead of our outlook, and the progress we have made on our strategic initiatives in the first half of the year. Demand trends in the quarter remained constructive as pro forma orders increased high single digits year over year and we continued to see momentum growing in our drinking water business. During the quarter, we repurchased $50 million of our common stock putting us at $87 million of repurchases for the calendar year which translates to a repurchase of 4 million shares. Operationally, we executed well as we delivered an adjusted EBITDA margin(1) of 21.6% which was just above the high-end of our outlook heading into the quarter. Our second quarter margin improved 210 bps sequentially from the first quarter and we will continue to see margin expand in the second half of the year."
“As we look to the back half of the year, we continue to have confidence in generating core sales growth in our business and we are well positioned to deliver improving EBITDA margins and cash flow while driving our net debt leverage to just above one times by the end of the calendar year. With the combination of growth, synergies and lower input and transportation costs we have a clear path to our margins improving approximately 300 bps in the second half compared to the first half."

Third Quarter Outlook
Adams continued, “After a solid first half, we have increased the low end of our previously provided sales and Adjusted EBITDA(1) outlook and are raising our free cash flow forecast for the year. Our outlook for the year is sales to be in the range of $1,525 million and $1,550 million, Adjusted EBITDA(1) to be in the range of $335 million to $345 million and free cash flow(1) to total approximately $215 million. For the third quarter, we expect sales to be in a range of $390 million to $400 million and consolidated Adjusted EBITDA margin(1) to range between 23.5% and 24.0%."
Second Quarter 2023 Overview
Net sales were $403.2 million and $284.2 million during the three months ended June 30, 2023 and June 30, 2022, respectively, an increase of 42% year over year. Excluding a 47% increase in sales associated with our combination with Elkay, core sales decreased 5% year-over-year as a result of lower year over year demand associated with products sold into our residential end markets as well as timing of shipments in the prior year as we began working down an elevated backlog during the three months ended June 30, 2022.
During the three months ended June 30, 2023, income from operations was $54.8 million compared to $53.5 million during the three months ended June 30, 2022. Income from operations as a percentage of net sales decreased by 520 basis points year over year as the benefits of productivity actions were offset by higher restructuring costs, non-cash stock-based compensation expense, incremental depreciation and intangible asset amortization resulting from the merger with Elkay, as well as the sell-through of higher cost inventory in the quarter.
Adjusted EBITDA(1) was $87.0 million, or 21.6% of net sales, during the three months ended June 30, 2023 compared to $64.3 million, or 22.6% of net sales, during the three months ended June 30, 2022.

(1)    Refer to "Non-GAAP Financial Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods as well as insight into the compliance with our debt covenants. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions (such as Elkay), divestitures and foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions and divestitures because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar charges, gains or losses on divestitures, discontinued operations, gains or losses on extinguishment of debt, the impact of acquisition-related fair value adjustments in connection with purchase accounting, amortization of intangible assets, the adjustment to state inventories at last-in first-out costs, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.
EBITDA
EBITDA represents earnings from continuing operations before interest and other debt related activities, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the Reconciliation of GAAP to Non-GAAP Financial Measures table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. “Adjusted EBITDA Margin” is the term we use to describe Adjusted EBITDA divided by net sales.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers. Lastly, management and various investors use the ratio of the change in Adjusted EBITDA divided by the change in net sales (referred to as “incremental margin” in the case of an increase in net sales or “decremental margin” in the case of a decrease in net sales) as an additional measure of our financial performance and when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt. We define Free Cash Flow Conversion as Free Cash Flow divided by net income.
Return on Invested Capital (“ROIC”)
ROIC is used because we believe it is an important supplemental measure of financial performance and it is also currently a performance measure under our long-term incentive plan. ROIC is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. ROIC is also used by investors and analysts to evaluate management’s deployment of capital to create shareholder value. We define ROIC as tax-effected net operating income for the last 12 months divided by average total invested capital over a rolling four-quarter period. Total invested capital is defined as shareholders equity plus debt, less cash and cash equivalents. Other companies may not define or calculate ROIC in the same way.
About Zurn Elkay Water Solutions
Headquartered in Milwaukee, Wisconsin, Zurn Elkay Water Solutions Corporation is a growth-oriented, pure-play water management business that designs, procures, manufactures, and markets what we believe to be the broadest sustainable product portfolio of specification-driven water management solutions to improve health, human safety and the environment. Our product portfolio includes professional grade water safety and control products, flow system products, hygienic and environmental products, and drinking water products for public and private spaces that deliver superior value to building owners, positively impact the environment and human hygiene and reduce product installation time. Additional information about Zurn Elkay Water Solutions can be found at www.zurnelkay.com.

Conference Call Details
Zurn Elkay Water Solutions will hold a conference call and webcast presentation on Tuesday, July 25, 2023, at 8:30 a.m. Eastern Time to discuss its second quarter 2023 results, provide a general business update and respond to investor questions. Zurn Elkay Chairman and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call and webcast. The conference call can be accessed via telephone as follows:
Domestic toll-free: 888-510-2359
International toll: 646-960-0215
Access Code: 7660247
A live webcast of the call will also be available on the Company's investor relations website. Please go to the website (investors.zurnelkay.com) at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 9:30 a.m. Central Time July 25, 2023 until 10:59 p.m. Central Time, August 1, 2023. To access the replay, please dial 800-770-2030 (domestic) or 647-362-9199 (international). The Conference ID for the replay is: 7660247. The replay will also be available as a webcast on the Company's investor relations website.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based on information available to Zurn Elkay Water Solutions Corporation as of the date of this release, and Zurn Elkay assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements” in our report on Form 10-K for the period ended December 31, 2022, as well as the Company’s subsequent annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Zurn Elkay Water Solutions Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net sales	$403.2	$284.2	$775.3	$523.8
Cost of sales	229.7	170.4	453.0	308.1
Gross profit	173.5	113.8	322.3	215.7
Selling, general and administrative expenses	96.3	58.4	184.8	112.3
Restructuring and other similar charges	7.8	0.3	9.7	1.4
Amortization of intangible assets	14.6	1.6	29.3	4.6
Income from operations	54.8	53.5	98.5	97.4
Non-operating expense:
Interest expense, net	(10.3)	(5.2)	(19.9)	(10.0)
Other income (expense), net	1.6	(0.6)	(0.8)	(0.3)
Income before income taxes	46.1	47.7	77.8	87.1
Provision for income taxes	(13.2)	(11.3)	(22.3)	(21.3)
Net income from continuing operations	32.9	36.4	55.5	65.8
Income from discontinued operations, net of tax	1.7	—	1.9	0.8
Net income	$34.6	$36.4	$57.4	$66.6

Basic net income per share:
Continuing operations	$0.19	$0.29	$0.32	$0.52
Discontinued operations	$0.01	$—	$0.01	$0.01
Net income	$0.20	$0.29	$0.33	$0.53
Diluted net income per share:
Continuing operations	$0.19	$0.28	$0.31	$0.51
Discontinued operations	$0.01	$—	$0.01	$0.01
Net income	$0.20	$0.28	$0.32	$0.52
Weighted-average number of shares outstanding (in thousands):
Basic	174,260	126,419	175,333	126,350
Effect of dilutive equity awards	2,221	1,972	2,365	2,063
Diluted	176,481	128,391	177,698	128,413

Zurn Elkay Water Solutions Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Three Months Ended June 30, 2023
(in Millions) (Unaudited)

	Three Months Ended June 30, 2023
	Reported Results		Adjustments			Non-GAAP Results

Net Sales	$403.2		$—			$403.2

EBITDA	76.6		10.4	(a)		87.0
Depreciation and amortization	(21.8)		—			(21.8)
Income from operations	54.8		10.4	(b)		65.2

Income before income taxes	46.1		13.2	(c)		59.3
Provision for income taxes and indicated rate	(13.2)	28.6%	(3.1)		23.5%	(16.3)	27.5%
Net income from continuing operations	32.9		10.1			43.0

Income from discontinued operations, net of tax	1.7		(1.7)			—
Net income	$34.6		$8.4			$43.0

	EBITDA Adjustments (a)		Income from Operations Adjustments (b)			Income before Income Taxes Adjustments (c)
Restructuring and other similar charges	$7.8		$7.8			$7.8
Last-in-first-out inventory adjustments	(7.6)		(7.6)			(7.6)
Stock-based compensation expense	10.2		10.2			—
Amortization of intangible assets	—		—			14.6
Other income, net (1)	—		—			(1.6)
Total Adjustments	$10.4		$10.4			$13.2
____________________
(1)Other income, net for the periods indicated, consists primarily of gains and losses from foreign currency transactions, the non-service cost components of net periodic benefit costs associated with our defined benefit plans and other non-operational gains and losses.

Zurn Elkay Water Solutions Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Six Months Ended June 30, 2023
(in Millions) (Unaudited)

	Six Months Ended June 30, 2023
	Reported Results		Adjustments			Non-GAAP Results

Net Sales	$775.3		$—			$775.3

EBITDA	143.1		16.3	(a)		159.4
Depreciation and amortization	(44.6)		—			(44.6)
Income from operations	98.5		16.3	(b)		114.8

Income before income taxes	77.8		25.9	(c)		103.7
Provision for income taxes and indicated rate	(22.3)	28.7%	(6.2)		23.9%	(28.5)	27.5%
Net income from continuing operations	55.5		19.7			75.2

Income from discontinued operations, net of tax	1.9		(1.9)			—
Net income	$57.4		$17.8			$75.2

	EBITDA Adjustments (a)		Income from Operations Adjustments (b)			Income before Income Taxes Adjustments (c)
Restructuring and other similar charges	$9.7		$9.7			$9.7
Last-in-first-out inventory adjustments	(13.9)		(13.9)			(13.9)
Stock-based compensation expense	20.5		20.5			—
Amortization of intangible assets	—		—			29.3
Other expense, net (1)	—		—			0.8
Total Adjustments	$16.3		$16.3			$25.9

____________________
(1)Other expense, net for the periods indicated, consists primarily of gains and losses from foreign currency transactions, the non-service cost components of net periodic benefit costs associated with our defined benefit plans and other non-operational gains and losses.

Zurn Elkay Water Solutions Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Three Months Ended June 30, 2022
(in Millions) (Unaudited)

	Three Months Ended June 30, 2022
	Reported Results		Adjustments			Non-GAAP Results

Net Sales	$284.2		$—			$284.2

EBITDA	57.5		6.8	(a)		64.3
Depreciation and amortization	(4.0)		—			(4.0)
Income from operations	53.5		6.8	(b)		60.3

Income before income taxes	47.7		5.2	(c)		52.9
Provision for income taxes and indicated rate	(11.3)	23.7%	(1.1)		21.2%	(12.4)	23.4%
Net income from continuing operations	36.4		4.1			40.5

Income from discontinued operations, net of tax	—		—			—
Net income	$36.4		$4.1			$40.5

	EBITDA Adjustments (a)		Income from Operations Adjustments (b)			Income before Income Taxes Adjustments (c)
Restructuring and other similar charges	$0.3		$0.3			$0.3
Acquisition-related fair value adjustment	0.3		0.3			0.3
Last-in-first-out inventory adjustments	2.4		2.4			2.4
Stock-based compensation expense	3.8		3.8			—
Amortization of intangible assets	—		—			1.6
Other expense, net (1)	—		—			0.6
Total Adjustments	$6.8		$6.8			$5.2
____________________
(1)Other expense, net for the periods indicated, consists primarily of gains and losses from foreign currency transactions, the non-service cost components of net periodic benefit costs associated with our defined benefit plans and other non-operational gains and losses.

Zurn Elkay Water Solutions Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Six Months Ended June 30, 2022
(in Millions) (Unaudited)

	Six Months Ended June 30, 2022
	Reported Results		Adjustments			Non-GAAP Results

Net Sales	$523.8		$—			$523.8

EBITDA	106.7		9.6	(a)		116.3
Depreciation and amortization	(9.3)		—			(9.3)
Income from operations	97.4		9.6	(b)		107.0

Income before income taxes	87.1		6.8	(c)		93.9
Provision for income taxes and indicated rate	(21.3)	24.5%	(1.5)		22.1%	(22.8)	24.3%
Net income from continuing operations	65.8		5.3			71.1

Income from discontinued operations, net of tax	0.8		(0.8)			—
Net income	$66.6		$4.5			$71.1

	EBITDA Adjustments (a)		Income from Operations Adjustments (b)			Income before Income Taxes Adjustments (c)
Restructuring and other similar charges	$1.4		$1.4			$1.4
Acquisition-related fair value adjustment	0.6		0.6			0.6
Other, net (1)	0.3		0.3			0.3
Last-in-first-out inventory adjustments	(0.4)		(0.4)			(0.4)
Stock-based compensation expense	7.7		7.7			—
Amortization of intangible assets	—		—			4.6
Other expense, net (2)	—		—			0.3
Total Adjustments	$9.6		$9.6			$6.8

____________________
(1)Other, net includes the gains and losses from the sale of long-lived assets.
(2)Other expense, net for the periods indicated, consists primarily of gains and losses from foreign currency transactions, the non-service cost components of net periodic benefit costs associated with our defined benefit plans and other non-operational gains and losses.

Zurn Elkay Water Solutions Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Three and Six Months Ended June 30, 2023 and June 30, 2022
(in Millions, except share and per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
Adjusted EBITDA	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income	$34.6	$36.4	$57.4	$66.6
Income from discontinued operations, net of tax	(1.7)	—	(1.9)	(0.8)
Provision for income taxes	13.2	11.3	22.3	21.3
Other (income) expense, net (1)	(1.6)	0.6	0.8	0.3
Interest expense, net	10.3	5.2	19.9	10.0
Income from operations	$54.8	$53.5	$98.5	$97.4

Adjustments
Depreciation and amortization	$21.8	$4.0	$44.6	$9.3
Restructuring and other similar charges	7.8	0.3	9.7	1.4
Stock-based compensation expense	10.2	3.8	20.5	7.7
Last-in first-out inventory adjustments	(7.6)	2.4	(13.9)	(0.4)
Acquisition-related fair value adjustment	—	0.3	—	0.6
Other, net (2)	—	—	—	0.3
Subtotal of adjustments	32.2	10.8	60.9	18.9
Adjusted EBITDA	$87.0	$64.3	$159.4	$116.3
____________________
(1)Other (income) expense, net for the periods indicated, consists primarily of gains and losses from foreign currency transactions, the non-service cost components of net periodic benefit costs associated with our defined benefit plans and other non-operational gains and losses.
(2)Other, net includes the gains and losses from sale of long-lived assets.

	Three Months Ended		Six Months Ended
Adjusted Net Income and Earnings Per Share	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income	$34.6	$36.4	$57.4	$66.6
Income from discontinued operations, net of tax	(1.7)	—	(1.9)	(0.8)
Amortization of intangible assets	14.6	1.6	29.3	4.6
Restructuring and other similar charges	7.8	0.3	9.7	1.4
Acquisition-related fair value adjustment	—	0.3	—	0.6
Last-in first-out inventory adjustment	(7.6)	2.4	(13.9)	(0.4)
Other (income) expense, net (1)	(1.6)	0.6	0.8	0.3
Other, net (2)	—	—	—	0.3
Tax effect on above items	(3.1)	(1.1)	(6.2)	(1.5)
Adjusted net income	$43.0	$40.5	$75.2	$71.1

GAAP diluted net income per share from continuing operations	$0.19	$0.28	$0.31	$0.51
Adjusted earnings per share - diluted	$0.24	$0.32	$0.42	$0.55

Weighted-average number of shares outstanding (in thousands)
GAAP basic weighted-average shares	174,260	126,419	175,333	126,350
Effect of dilutive equity securities	2,221	1,972	2,365	2,063
Adjusted diluted weighted-average shares	176,481	128,391	177,698	128,413
____________________
(1)Other (income) expense, net for the periods indicated, consists primarily of gains and losses from foreign currency transactions, the non-service cost components of net periodic benefit costs associated with our defined benefit plans and other non-operational gains and losses.
(2)Other, net includes the gains and losses from the sale of long-lived assets.

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Cash provided by (used for) operating activities	$87.2	$41.9	$92.2	$(12.0)
Expenditures for property, plant and equipment	(5.9)	(1.2)	(11.1)	(2.0)
Free cash flow	$81.3	$40.7	$81.1	$(14.0)

	Earnings Guidance
Earnings Outlook Reconciliation (1)	Three Months Ending September 30, 2023	Year Ending December 31, 2023
Net income	$34 million to $38 million	$104 million to $114 million
Provision for income taxes	13	46
Interest expense, net	10	41
Depreciation and amortization	22	88
Restructuring and other similar charges	2	14
Stock-based compensation expense	11	42
Adjusted EBITDA	$92 million to $96 million (23.5% to 24.0% of net sales)	$335 million to $345 million
____________________
(1)Our outlook is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for our fiscal year 2023. Our actual results may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, last-in first-out inventory adjustments, gains (losses) recognized on the disposal of tangible and intangible assets, gains (losses) on extinguishment of debt, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance since that information is not reasonably available.

Zurn Elkay Water Solutions Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(in Millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income	$34.6	$36.4	$57.4	$66.6
Other comprehensive income (loss):
Foreign currency translation adjustments	3.6	(2.0)	3.5	—
Other comprehensive income (loss), net of tax	3.6	(2.0)	3.5	—
Total comprehensive income	$38.2	$34.4	$60.9	$66.6

Zurn Elkay Water Solutions Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)

	(Unaudited)
	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$103.0	$124.8
Receivables, net	242.6	219.7
Inventories	313.8	366.7
Income taxes receivable	4.2	18.3
Other current assets	25.3	28.0
Total current assets	688.9	757.5
Property, plant and equipment, net	192.6	183.8
Intangible assets, net	981.3	1,009.7
Goodwill	795.9	777.0
Insurance for asbestos claims	72.1	72.1
Other assets	71.2	63.9
Total assets	$2,802.0	$2,864.0
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$6.3	$5.7
Trade payables	66.7	116.9
Compensation and benefits	20.5	19.2
Current portion of pension and postretirement benefit obligations	1.6	1.6
Other current liabilities	136.4	145.9
Total current liabilities	231.5	289.3

Long-term debt	549.1	530.2
Pension and postretirement benefit obligations	52.3	50.5
Deferred income taxes	211.0	221.4
Operating lease liability	40.3	34.2
Reserve for asbestos claims	79.0	79.0
Other liabilities	50.2	44.4
Total liabilities	1,213.4	1,249.0

Stockholders' equity:
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued and outstanding: 172,932,582 at June 30, 2023 and 176,876,406 at December 31, 2022	1.7	1.8
Additional paid-in capital	2,853.7	2,853.1
Retained deficit	(1,195.3)	(1,164.9)
Accumulated other comprehensive loss	(71.5)	(75.0)
Total stockholders' equity	1,588.6	1,615.0
Total liabilities and stockholders' equity	$2,802.0	$2,864.0

Zurn Elkay Water Solutions Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Six Months Ended
	June 30, 2023	June 30, 2022
Operating activities
Net income	$57.4	$66.6
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation	15.3	4.7
Amortization of intangible assets	29.3	4.6
Non-cash asset impairment	2.5	—
Loss on dispositions of long-lived assets	—	0.3
Deferred income taxes	(1.6)	6.8
Other non-cash expenses	0.3	1.7
Stock-based compensation expense	20.5	7.7
Changes in operating assets and liabilities:
Receivables	(22.2)	(45.0)
Inventories	28.8	(58.9)
Other assets	13.6	7.8
Accounts payable	(50.6)	21.1
Accruals and other	(1.1)	(29.4)
Cash provided by (used for) operating activities	92.2	(12.0)

Investing activities
Expenditures for property, plant and equipment	(11.1)	(2.0)
Acquisitions, net of cash acquired	—	1.1
Proceeds from dispositions of long-lived assets	0.3	1.3
Proceeds from insurance claims	9.0	—
Proceeds associated with divestiture of discontinued operations	—	35.0
Cash (used for) provided by investing activities	(1.8)	35.4

Financing activities
Proceeds from borrowings of debt	13.0	10.0
Repayments of debt	(16.1)	(13.0)
Proceeds from exercise of stock options	1.2	1.8
Taxes withheld and paid on employees' share-based payment awards	—	(0.5)
Repurchase of common stock	(87.1)	—
Payment of common stock dividends	(24.5)	(7.6)
Cash used for financing activities	(113.5)	(9.3)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1.3	(0.3)
(Decrease) increase in cash, cash equivalents and restricted cash	(21.8)	13.8
Cash, cash equivalents and restricted cash at beginning of period	124.8	96.6
Cash, cash equivalents and restricted cash at end of period	$103.0	$110.4